Exhibit 99.1

Provident Bankshares Completes a Significant Strategic Plan to

Strengthen Capital Levels

BALTIMORE: (April 11, 2008) – Provident Bankshares Corporation (NASDAQ: PBKS), the parent company of Provident Bank, today announced a multi-tiered plan to strengthen the Company’s capital base. It includes the issuance of $65 million in equity securities and a subordinated debt offering of $50 million for a total of $115 million of new capital. Also included in the plan is the realignment of the dividend payment that will save approximately $29 million annually in retained earnings.

This capital offering is expected to be completed during the week of April 14th and will mitigate the previously announced and expected write-downs in the Bank’s investment portfolio. The plan positions the Bank to have a prudent response to future economic uncertainty in its market. These initiatives will further improve the Bank’s capital ratios, which already exceed the regulatory definition of “well capitalized.”

In addition, management will engage an independent, knowledgeable and well-known capital markets advisory firm to undertake a comprehensive review of the Bank’s investment policies and risk control procedures regarding the investment portfolio.

“This initiative provides us the capital to bolster our balance sheet in this challenging and uncertain operating environment at the same time providing a financial foundation to support the growth expectation of our business franchise,” said Gary Geisel, Chief Executive Officer. “While reducing the dividend to peer bank levels was a difficult decision, we believe all these actions emphasize our commitment to build long term shareholder value.”

The Company’s initiative includes the following:

1)	Capital Issuance: The Company has priced approximately $65 million of equity securities to be issued in private placements, primarily to various institutional accredited investors, in two forms: $13.5 million of the Company’s common equity and $51.2 million of a newly created series of mandatory convertible preferred equity. Terms of each security are outlined later in this release.

2)	Provident Bank also expects to issue up to an additional $50 million in subordinated debt to institutional investors during the week of April 14, 2008.

3)	Dividend Realignment: The Company’s dividend will be reduced to $0.44 per share on an annualized basis. This will allow the Company to preserve approximately $29 million annually in retained capital. The dividend reduction is expected to commence with the dividend payable in May 2008.

114 East Lexington Street • Baltimore Maryland 21202 • www.provbank.com

The equity raised in the private placement and the equity preserved from the dividend reduction will increase the Company’s pro-forma tangible equity base at December 31, 2008 from $250 million to $332 million; improving the pro-forma tangible equity to assets ratio from 3.82% to 5.11%, and the pro-forma total regulatory capital ratio from 10.17% to 11.77%.

The issuance of the subordinated debt will further increase the pro-forma total regulatory capital ratio, from 11.77% to 12.69% at December 31, 2008.

Capital Terms:

1)	The company will issue 1,422,110 shares of the Company’s common stock at $9.50 per share ($10.80 to officers and directors).

2)	The company will issue 51,215 shares of the Company’s mandatory convertible preferred non-cumulative stock at a purchase price and liquidation value of $1,000 per share. The mandatory convertible preferred securities are convertible three years from the date of issue into 4.9 million common shares and were priced with a fixed conversion price of $10.50 per share. The securities will bear a dividend rate of 10.0% for the three year term prior to mandatory conversion into common equity. In total, the shares to be issued in connection with the combined offerings consist of approximately 6.3 million fully diluted common shares and represent 17% of pro forma shares outstanding.

Sandler O’Neill + Partners, L.P. served as Provident’s financial advisor for the offerings. Investors in the offering included Baltimore-based T. Rowe Price Associates, Inc., on behalf of certain clients, Sandler O’Neill Asset Management, Philadelphia Financial Management, Jefferies Dakota Fund and the Directors and Executive Officers of Provident Bankshares, among others.

“Provident’s first quarter earnings, to be officially announced next week, will show overall financial results consistent with the press release dated February 26, 2008. Net income for the quarter was impacted by the anticipated investment securities impairment write-downs we previously announced. Our credit quality, including charge-offs and non-performing loans, was largely unchanged from the prior period,” said Chairman Geisel. “The capital plan we announce today, combined with the continued solid performance of our core banking operations, will provide Provident the foundation to manage and grow our banking franchise through this challenging economic environment.”

This press release is neither an offer to sell nor a solicitation of an offer to buy subordinated debt of Provident Bank. Provident Bank’s offer of subordinated debt will be made only by means of the written offering memorandum.

On Thursday, April 17, 2008, at 7:00 a.m. Provident will release their First Quarter Results.

Forward-looking Statements

This press release, as well as other written communications made from time to time by Provident Bankshares Corporation and its subsidiaries (the “Company”) and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” Examples of forward-

114 East Lexington Street • Baltimore Maryland 21202

looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth, revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; asset quality and levels of non-performing assets; current and future capital management programs; non-interest income levels, including fees from services and product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. No forward-looking statement can be guaranteed, and actual results may differ from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this release should be evaluated together with the uncertainties that affect the Company’s business, particularly those mentioned under the headings “Forward –Looking Statements” and “Item 1A. Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2007, and its reports on Forms 10-Q and 8-K, which the Company incorporates by reference.

In the event that any non-GAAP financial information is described in any written communication, including this press release, or in our teleconference, please refer to the supplemental financial tables included with this release and on our website for the GAAP reconciliation of this information.

114 East Lexington Street • Baltimore Maryland 21202